UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - MAY 21, 2008

LAUREATE RESOURCES & STEEL INDUSTRIES INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52781	98-0471111
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

245 Park Avenue, 24th Floor New York, NY 10167
(Address of principal executive offices)

(212) 672-1927
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item	1.01: Entry into a Material Definitive Agreement.

Sale of Mineral Claim

On May 28, 2008, Laureate Resources & Steel Industries Inc. (the “Company”) entered into an agreement to sell one of its five mineral claims located on the south and southwest flanks of Sugarloaf Mountain in the Nicola Mining Division in British Columbia, Canada (such claims, collectively, the “Sugarloaf Property”) for $1,000 to Terracan Resources Ltd. The Company originally intended to explore the Sugarloaf Property for commercially exploitable mineral reserves of valuable minerals. The Company’s Board of Directors has determined that the sale of this portion of the Sugarloaf Property is in the best interests of the Company and its shareholders. The Company is currently assessing other business opportunities.

Shareholder Loan

The Company has received a loan in the amount of Sixty-Four Thousand One Hundred Eighty-Nine Dollars ($64,189.00) from Rudana Investment Group AG (“Rudana”), the Company’s majority shareholder (the “Shareholder Loan”). The Company will use the proceeds from the Shareholder Loan for general corporate purposes. The Shareholder Loan has an interest rate of seven and a half percent (7.5%) per annum, which together with the principal amount shall be repayable thirty (30) days after demand by Rudana. In connection with the Shareholder Loan, the Company executed a note on May 29, 2008, setting forth the terms thereof.

Item 8.01:	Other Events.

Payment of Stock Dividend

On May 21, 2008, the Company’s Board of Directors declared the payment of a stock dividend consisting of six (6.0) additional shares of the Company’s common stock for each one (1) share of the Company’s common stock held as of the record date. The record date will be June 2, 2008. Such stock dividend will be paid on June 3, 2008. The ex-dividend date will be June 4, 2008. Holders of fractions of shares of the Company’s common stock will receive a proportional number of shares rounded to the nearest whole share. In connection with this stock dividend, the ownership of stockholders possessing 6,761,950 shares of the Company’s Common Stock will be thereby be increased to 47,333,650 shares of common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LAUREATE RESOURCES & STEEL INDUSTRIES INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date:  May 29, 2008